Exhibit 99.1

GUESS?, INC. REPORTS RECORD RESULTS

Q4 EPS Increased 19% to $1.11 Compared to $0.93 Last Year

Fiscal Year 2011 EPS Increased 19% to $3.11 Compared to $2.61 Last Year

Increases Share Repurchase Authorization to $250 Million

Provides Q1 Fiscal Year 2012 EPS Guidance in the Range of $0.41 to $0.44

Provides Fiscal Year 2012 EPS Guidance in the Range of $3.30 to $3.50

LOS ANGELES, March 16, 2011 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the fourth quarter and fiscal year ended January 29, 2011.

Fourth Quarter Fiscal 2011 Highlights

  Global revenue increased 18% to a record of $757 million
  Operating earnings increased 20%; operating margin improved from 18.8% to 19.1%
  European revenue increased 43% in local currency and 32% in US dollars
  Asian revenue increased 23%
  North American revenue increased 8%; retail comp sales declined 1.1%

Fiscal Year 2011 Highlights

  Global revenue increased 17% to a record of $2.5 billion
  Operating earnings increased 13%; operating margin decreased from 16.9% to 16.3%
  European revenue increased 31% in local currency and 23% in US dollars
  Asian revenue increased 36%
  North American revenue increased 10%; retail comp sales increased 2.9%
  Dividend distributions totaled $247 million

Fourth Quarter Fiscal 2011 Results

For the fourth quarter of fiscal 2011, the Company reported record net earnings of $103.3 million, a 19.3% increase compared to net earnings of $86.6 million for the fourth quarter of fiscal 2010.  Diluted earnings per share increased 19.4%, reaching $1.11, compared to $0.93 for the prior-year quarter.  In the quarter, the Company completed an assessment of North American loyalty program breakage, which resulted in a one-time benefit to revenues of $6.7 million, or $0.05 per share.

Paul Marciano, Chief Executive Officer, commented, "This has been another successful year of record results where we made substantial progress toward many important objectives.  We increased annual revenues in each of our businesses, which combined to drive double-digit revenue growth and a 19% increase in earnings per share.   Our focus on international expansion continues to pay off, with Europe and Asia contributing nearly two-thirds of our annual revenue increase.  We leveraged the tremendous global momentum of the Guess? brand, opening 237 new stores during the year.  And we strengthened our infrastructure to support our future growth around the world."

Mr. Marciano continued, "We enter the new fiscal year excited and well positioned to execute on our long-term global strategies.  Our focus continues to be on our brand and on great products that resonate with our customers worldwide.  We are excited about the innovative and compelling new product designs and styles that our team has been working on for the upcoming seasons.  We also continue to build our operational platform, developing a world class infrastructure that can support our global expansion.  Our goal is to develop many strategic markets where our brand awareness is high, but we need additional distribution and infrastructure support.  These strategies, bolstered by our strong financial position, will drive us to deliver shareholder value by leveraging the full potential of the Guess? brand worldwide."

Total net revenue for the fourth quarter of fiscal 2011 increased 17.9% to $756.9 million from $642.0 million in the prior-year quarter.  In constant dollars, total net revenue increased 21.0%.

The Company's retail stores in North America generated revenue of $338.6 million in the fourth quarter of fiscal 2011, a 9.4% increase from $309.4 million in the same period a year ago.  Comparable store sales decreased 1.1% in US dollars and 2.1% in local currency for the fourth quarter of fiscal 2011, compared to the same period a year ago.  The Company owned and operated 481 retail stores in the United States and Canada at the end of the fourth quarter of fiscal 2011 versus 432 stores a year earlier.

Net revenue from the Company's Europe segment increased 32.5% to $294.9 million in the fourth quarter of fiscal 2011, compared to $222.6 million in the prior-year period.  In local currency, net revenue increased 43.3%.

Net revenue from the Company's Asia segment increased 23.2% to $55.4 million in the fourth quarter of fiscal 2011, from $44.9 million in the prior-year period.

Net revenue from the Company's North American wholesale segment decreased 5.2% to $37.7 million in the fourth quarter of fiscal 2011, from $39.8 million in the prior-year period.

Licensing segment net revenue increased 19.6% to $30.4 million in the fourth quarter of fiscal 2011, from $25.4 million in the prior-year period.

Operating earnings for the fourth quarter of fiscal 2011 increased 19.6% to $144.3 million (including a $4.6 million unfavorable currency translation impact) from $120.7 million in the prior-year period.  Operating margin in the fourth quarter increased 30 basis points to 19.1%, compared to the prior-year quarter.  The improvement in operating margin primarily reflects the impact of operating expense leverage, mainly driven by lower performance based compensation, as well as the loyalty program breakage.  These favorable impacts were partially offset by lower initial markups in Europe, including the negative effect of currency on product costs, along with higher markdowns in North America retail.  Other net income, which primarily relates to net revaluation gains on foreign currency balances and contracts and net gains on non-operating assets, was $7.4 million for the fourth quarter of fiscal 2011, compared to $5.0 million in the prior-year's quarter.

The Company's effective tax rate was 30.3% for the fourth quarter of fiscal 2011, compared to 29.9% for the fourth quarter of the prior year.

Fiscal Year 2011 Results

For the fiscal year ended January 29, 2011, the Company reported net earnings of $289.5 million, an increase of 19.3% compared to net earnings of $242.8 million for the year ended January 30, 2010.  Diluted earnings per share increased 19.2% to $3.11 per share in fiscal year 2011 versus $2.61 per share in the prior year.

Total net revenue for fiscal year 2011 increased 16.9% to $2.49 billion from $2.13 billion in the prior year.  In constant dollars, total net revenue increased 18.2%.  The Company's retail stores in North America generated revenue of $1.07 billion for fiscal year 2011, an 8.7% increase from $983.9 million in the prior year.  Comparable store sales for fiscal 2011 increased 2.9% in US dollars and 1.1% in local currency compared to the same period a year ago.

Net revenue from the Company's Europe segment increased 23.2% to $920.3 million in fiscal year 2011, compared to $747.2 million in the prior year.  In local currency, Europe segment revenue increased 31.0%.

Net revenue from the Company's Asia segment increased 36.4% to $200.9 million in fiscal year 2011, compared to $147.3 million in the prior year.

Net revenue from the Company's North American wholesale segment increased 18.5% to $181.0 million in fiscal 2011, from $152.7 million in the prior year.

Licensing segment net revenue increased 18.4% to $115.2 million in fiscal year 2011, from $97.4 million in the prior year.

Operating earnings for fiscal year 2011 increased 12.8% to $404.6 million (including a $7.3 million unfavorable currency translation impact) from $358.8 million in the prior year.  Operating margin for fiscal year 2011 decreased 60 basis points to 16.3%.  This operating margin decline primarily resulted from the impact of currencies on product costs, increased occupancy costs due to retail expansion in Europe, lower initial markups in Europe, and higher markdowns in North America.  Other net income, which primarily relates to net revaluation gains on foreign currency balances and contracts and net gains on non-operating assets, was $16.4 million for fiscal year 2011, compared to $3.6 million for the prior year.  The Company's full year effective tax rate improved to 30.1% for fiscal year 2011, compared to 31.9% for fiscal year 2010.

Outlook

The Company's expectations for the first quarter of fiscal 2012 ending April 30, 2011, are as follows:

  Consolidated net revenues are expected to range from $555 million to $570 million.
  Operating margin is expected to be around 10.0%.
  Diluted earnings per share are expected to be in the range of $0.41 to $0.44.

For the fiscal year ending January 28, 2012, the Company's expectations are as follows:

  Consolidated net revenues are expected to range from $2.72 billion to $2.82 billion.
  Operating margin is expected to be between 16.5% and 17.0%.
  Diluted earnings per share are expected to be in the range of $3.30 to $3.50.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock.  The dividend will be payable on April 15, 2011 to shareholders of record at the close of business on March 30, 2011.

Share Repurchase

The Company announced today that its Board of Directors has authorized a program to repurchase, from time-to-time and as market and business conditions warrant, up to $250 million of its common stock.  The newly authorized $250 million program includes $85 million remaining under the Company's previously authorized $200 million repurchase program.  Repurchases may be made on the open market or in privately negotiated transactions, pursuant to Rule 10b5-1 trading plans or other available means.  There is no minimum or maximum number of shares to be repurchased under the program and the program may be discontinued at any time, without prior notice.

The Company will hold a conference call at 4:30 pm (ET) on March 16, 2011 to discuss the news announced in this press release.  A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link.  The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products.  As of January 29, 2011, the Company owned and operated 481 retail stores in the United States and Canada and operated 892 retail stores outside of the United States and Canada, of which 188 were directly owned.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's global expansion strategy, future prospects and guidance for the first quarter and full year of fiscal 2012, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ materially from current expectations include, among other things: domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand image, effectively operate our various retail concepts, manage inventories, address potential increases to product costs and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our global operations, including currency fluctuations and global tax rates.  In addition to these factors, the economic, technology, management, litigation-related and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Maili Bergman
VP Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Twelve Months Ended
	January 29,		January 30,		January 29,		January 30,
	2011		2010		2011		2010
	$	%	$	%	$	%	$	%

Net revenue
Product sales	$ 726,519	96.0%	$ 616,625	96.0%	$ 2,372,072	95.4%	$ 2,031,114	95.4%
Net royalties	30,396	4.0%	25,405	4.0%	115,222	4.6%	97,352	4.6%
	756,915	100.0%	642,030	100.0%	2,487,294	100.0%	2,128,466	100.0%

Cost of product sales	420,567	55.6%	346,714	54.0%	1,397,062	56.2%	1,186,979	55.8%

Gross profit	336,348	44.4%	295,316	46.0%	1,090,232	43.8%	941,487	44.2%

Selling, general and administrative expenses	192,058	25.3%	174,622	27.2%	679,780	27.3%	582,671	27.3%
Accelerated pension cost amortization	-	0.0%	-	0.0%	5,819	0.2%	-	0.0%

Earnings from operations	144,290	19.1%	120,694	18.8%	404,633	16.3%	358,816	16.9%

Other income (expense):
Interest expense	(442)	(0.1%)	(453)	(0.1%)	(1,217)	(0.1%)	(2,176)	(0.1%)
Interest income	(32)	(0.0%)	236	0.0%	1,553	0.1%	1,697	0.1%
Other, net	7,382	1.0%	5,005	0.8%	16,408	0.6%	3,592	0.1%

Earnings before income taxes	151,198	20.0%	125,482	19.5%	421,377	16.9%	361,929	17.0%

Income taxes	45,819	6.1%	37,571	5.8%	126,874	5.1%	115,599	5.4%

Net earnings	105,379	13.9%	87,911	13.7%	294,503	11.8%	246,330	11.6%

Net earnings attributable to noncontrolling interests in subsidiaries	2,053	0.2%	1,322	0.2%	4,995	0.2%	3,569	0.2%

Net earnings attributable to Guess?, Inc.	$ 103,326	13.7%	$ 86,589	13.5%	$ 289,508	11.6%	$ 242,761	11.4%

Earnings per common share attributable to common stockholders:

Basic	$ 1.12		$ 0.94		$ 3.14		$ 2.63

Diluted	$ 1.11		$ 0.93		$ 3.11		$ 2.61

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,216		91,276		91,410		90,893

Diluted	91,934		92,254		92,115		91,592

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Twelve Months Ended
	January 29,	January 30,	%	January 29,	January 30,	%
	2011	2010	chg	2011	2010	chg

Net revenue:
North American retail	$ 338,597	$ 309,365	9%	$ 1,069,893	$ 983,903	9%
Europe	294,867	222,556	32%	920,327	747,242	23%
Asia	55,362	44,932	23%	200,891	147,287	36%
North American wholesale	37,693	39,772	-5%	180,961	152,682	19%
Licensing	30,396	25,405	20%	115,222	97,352	18%
	$ 756,915	$ 642,030	18%	$ 2,487,294	$ 2,128,466	17%

Earnings (loss) from operations:
North American retail	$ 52,575	$ 50,962	3%	$ 122,583	$ 132,287	-7%
Europe	65,913	57,002	16%	193,309	173,235	12%
Asia	7,502	6,293	19%	28,631	15,825	81%
North American wholesale	8,534	9,667	-12%	46,153	35,166	31%
Licensing	27,674	24,777	12%	104,165	86,640	20%
Corporate overhead	(17,908)	(28,007)	-36%	(84,389)	(84,337)	0%
Accelerated pension cost amortization	-	-		(5,819)	-
	$ 144,290	$ 120,694	20%	$ 404,633	$ 358,816	13%

Operating margins:
North American retail	15.5%	16.5%		11.5%	13.4%
Europe	22.4%	25.6%		21.0%	23.2%
Asia	13.6%	14.0%		14.3%	10.7%
North American wholesale	22.6%	24.3%		25.5%	23.0%
Licensing	91.0%	97.5%		90.4%	89.0%

Total Company	19.1%	18.8%		16.3%	16.9%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	January 29,	January 30,
	2011	2010

ASSETS

Cash and cash equivalents	$ 427,037	$ 502,063

Short-term investments	15,087	-

Receivables, net	358,482	283,747

Inventories	294,705	253,162

Other current assets	68,269	85,191

Property and equipment, net	313,856	255,308

Other assets	208,368	151,778

Total Assets	$ 1,685,804	$ 1,531,249

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$ 2,177	$ 2,357

Other current liabilities	428,839	340,396

Borrowing and capital lease obligations	12,218	14,137

Other long-term liabilities	161,665	134,203

Redeemable and nonredeemable noncontrolling interests	26,029	19,945

Guess?, Inc. stockholders' equity	1,054,876	1,020,211

Total Liabilities and Stockholders' Equity	$ 1,685,804	$ 1,531,249

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	January 29,	January 30,
	2011	2010

Net cash provided by operating activities	$ 346,374	$ 358,210

Net cash used in investing activities	(146,103)	(90,836)

Net cash used in financing activities	(277,006)	(61,763)

Effect of exchange rates on cash	1,709	2,334

Net increase (decrease) in cash and cash equivalents	(75,026)	207,945

Cash and cash equivalents at the beginning of the year	502,063	294,118

Cash and cash equivalents at the end of the period	$ 427,037	$ 502,063

Supplemental information:

Depreciation and amortization	$ 67,488	$ 64,374

Rent	217,830	180,488

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of January 29, 2011		As of January 30, 2010
	Total	Directly Operated	Total	Directly Operated
Region	Stores	Stores	Stores	Stores

United States and Canada	481	481	432	432

Europe and Middle East	474	141	388	84

Asia	357	28	335	28

Other	61	19	55	13

	1,373	669	1,210	557

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Twelve Months Ended
	January 29,	January 30,
	2011	2010

Number of stores at the beginning of the year	432	425

Store openings	59	18

Store closures	(10)	(11)

Number of stores at the end of the period	481	432

Total store square footage at the end of the period	2,166,000	1,992,000

CONTACT:  Maili Bergman, VP Investor Relations of Guess?, Inc., +1-213-765-5578